Exhibit 99.1

The Middleby Corporation Reports First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--May 8, 2013--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen equipment industries, today reported net sales and earnings for the first quarter ended March 30, 2013. Net earnings for the first quarter were $25,902,000 or $1.39 per share on net sales of $327,451,000 as compared to the prior year first quarter net earnings of $22,095,000 or $1.20 per share on net sales of $228,823,000.

2013 First Quarter Financial Highlights

  On December 31, 2012, Middleby completed the acquisition of Viking Range Corporation, a leader in the manufacture of premium residential cooking ranges, ovens and kitchen appliances for $380 million in cash. The financial results of Viking for the first quarter of 2013 are included in the consolidated financial statements of the company. In conjunction with the Viking acquisition, the company established a new reporting segment, Residential Kitchen Equipment Group.
  Net sales increased 43.1% in the first quarter as compared to the prior year first quarter. Sales from Viking and other recent acquisitions amounted to $74.0 million or 32.3% during the quarter. Excluding the impact of acquisitions, sales increased 10.8% during the first quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 10.7% in the first quarter as compared to the prior year first quarter. During fiscal 2012, the company completed the acquisition of Nieco. Excluding the impact of this acquisition, sales increased 8.6% in the first quarter.
  Net sales at the company’s Food Processing Equipment Group increased 41.4% in the first quarter as compared to the prior year first quarter. During fiscal 2012, the company completed the acquisitions of Baker Thermal Solutions and Stewart Systems. Excluding the impact of the acquisitions, sales increased by 18.4% in the first quarter.
  Net sales at the company’s Residential Kitchen Equipment Group amounted to $58.7 million.
  Gross profit in the first quarter increased to $121.3 million from $87.5 million and the gross margin rate decreased from 38.2% to 37.0%. The decline in the gross margin rate reflects the impact of lower gross margins at Viking. Excluding the impact from the Viking acquisition, the gross margin rate increased to 38.9%.
  General and administrative expenses included $6.8 million of expenses related to acquisition integration initiatives associated with the Viking acquisition.
  Excluding the impact of the acquisition integration initiative charges, operating income increased 33.5% to $49.0 million as compared to $36.7 million in the prior year quarter. Earnings per share, excluding the impact of these charges, increased 37.5% to $1.65 in the 2013 first quarter from $1.20 per share in the prior year.
  Non-cash expenses included in operating income during the first quarter of 2013 increased to $17.0 as compared to $9.8 million in the prior year. Non-cash expenses during the 2013 first quarter were comprised of $4.2 million of depreciation, $9.8 million of intangible amortization and $3.0 million of non-cash share based compensation.
  Total debt at the end of the 2013 first quarter amounted to $638.4 million as compared to $260.1 million at the end of 2012, reflecting the impact of the Viking acquisition completed during the 2013 first quarter. The company’s debt is financed primarily under its $1 billion senior revolving credit facility, which was entered into on August 7, 2012. The interest rate subsequent to the Viking acquisition was at LIBOR plus a margin of 1.75%, which is adjusted quarterly based upon the company’s leverage ratio.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “In the first quarter, at our Commercial Foodservice Equipment Group, we realized continued growth reflecting increased sales with chain restaurant customers as they upgrade equipment and adopt new technologies to improve the efficiency of store operations. Additionally, we continued to realize international sales growth due in part to our continued investment in emerging markets.”

Mr. Bassoul continued, “We also continued to realize strong sales growth at our Food Processing Equipment Group reflecting growing demand from food processors looking to expand and modernize existing plant operations and new customers developing processing operations overseas due to increasing demand for pre-cooked and pre-processed foods in developing markets. We are realizing synergies in sales and marketing efforts as we are leveraging resources and capabilities across our expanded portfolio of leading food processing brands, which is contributing to our sales growth.”

Mr. Bassoul continued, “During the first quarter we made significant progress related to integration initiatives at Viking. We realized an EBITDA margin of approximately 12% in the quarter and anticipate profitability will continue to improve during the upcoming quarters as we realize the impact of cost reduction actions completed during the first quarter and we complete additional ongoing initiatives. We are also making significant progress with efforts to enhance customer service, assure the highest levels of product quality and develop a pipeline of new products for future introduction. We are very pleased with the results in the first several months and remain confident in our expectations for this acquisition.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Thursday, May 9, and can be accessed by dialing (866) 551-3680 and providing conference code 69161591# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 551-4520 and providing code 287271#, and participant PIN code 69161591#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions® (formerly known as Turkington), Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak® and Spooner Vicars® and Stewart®. The company’s leading equipment brand servicing the residential kitchen industry includes Jade®, TurboChef® and Viking®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2012.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2013	1st Qtr, 2012
Net sales	$327,451	$228,823
Cost of sales	206,183	141,340

Gross profit	121,268	87,483

Selling & distribution expenses	36,152	25,175
General & administrative expenses	42,921	25,648

Income from operations	42,195	36,660

Interest expense and deferred
financing amortization, net	3,434	2,091
Other expense (income), net	213	1,267

Earnings before income taxes	38,548	33,302

Provision for income taxes	12,646	11,207

Net earnings	$25,902	$22,095

Net earnings per share:

Basic	$1.41	$1.22

Diluted	$1.39	$1.20
Weighted average number shares:

Basic	18,395	18,148

Diluted	18,618	18,465

Comprehensive income	$21,078	$28,094

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Mar 30, 2013	Dec 29, 2012
ASSETS

Cash and cash equivalents	$ 43,769	$34,366
Accounts receivable, net	189,971	162,230
Inventories, net	187,026	153,490
Prepaid expenses and other	25,821	19,151
Current deferred tax assets	43,566	43,365
Total current assets	490,153	412,602

Property, plant and equipment, net	139,317	63,886

Goodwill	667,609	526,011
Other intangibles	379,432	233,341
Other assets	21,243	8,440

Total assets	$ 1,697,754	$1,244,280

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$ 1,669	$1,850
Accounts payable	88,879	69,653
Accrued expenses	199,479	170,932
Total current liabilities	290,027	242,435

Long-term debt	636,757	258,220
Long-term deferred tax liability	43,947	44,838
Other non-current liabilities	52,942	48,760

Stockholders’ equity	674,081	650,027

Total liabilities and stockholders’ equity	$ 1,697,754	$1,244,280

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim FitzGerald, Chief Financial Officer, (847) 429-7744